Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 154 to File No. 33-20673) of the Wilmington U.S. Treasury Money Market Fund of our report dated June 27, 2019 on the financial statements of the Wilmington U.S. Treasury Money Market Fund (one of the series constituting the Wilmington Funds) included in the April 30, 2019 Annual Reports to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

October 4, 2019